For Immediate Release:
ASG Consolidated LLC
For further information contact:
Brad Bodenman
Phone: 206.374.1515/fax: 206.374.1516
Email to: brad.bodenman@americanseafoods.com

American Seafoods Appoints Scott D. McNair
as Vice President Finance

Seattle, WA -- November 1, 2006 -- American Seafoods Group and its parent company, ASG Consolidated ("American Seafoods"), today announced the appointment of Scott D. McNair to the position Vice President, Finance. Mr. McNair assumes the position and responsibilities of Amy Humphreys, who announced in September her decision to leave the company. Mr. McNair had previously served as American Seafoods' Director of Financial Reporting from August 2003 to September 2004.

Mr. McNair joins American Seafoods with over twenty years experience in financial analysis and reporting. Most recently, he was a partner at Grant Thornton LLP and has held previous public accounting positions at Ernst and Young LLP and KPMG. Mr. McNair is a Certified Public Accountant.

"We are pleased to welcome Scott back to American Seafoods. I am confident that his past experience with the company combined with his strong financial and analytical skills, will help Scott make immediate contributions to American Seafoods and will further strengthen our management team," stated Brad Bodenman, Chief Financial Officer of American Seafoods Group and ASG Consolidated.

"I'm excited about the opportunity to rejoin American Seafoods and again become part of such a dynamic and successful organization," stated Mr. McNair.

About American Seafoods

American Seafoods is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block product offerings, made from Alaska pollock, Pacific whiting, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com.

This press release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company's control and could cause actual results to differ materially from such statements.